Part II

Item 6. Selected Financial Data

The following table sets forth our selected financial data for the periods and the dates indicated. Fiscal 2006 contained 53 weeks. Fiscal 2002 through 2005 each contained 52 weeks. The following should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Form 10-K.

                                                                          Fiscal Year Ended
                                           --------------------------------------------------------------------------------
                                             December 31,    December 25,    December 26,    December 28,    December 29,
                                               2006(1)           2005            2004            2003            2002
                                           --------------- --------------- --------------- ---------------- ---------------
                                                              (in thousands, except per share amounts)
STATEMENT OF EARNINGS DATA:
Company restaurant sales.................   $  1,168,703    $  1,056,905    $    957,096      $  849,354      $  707,545
Franchise royalties and fees.............        139,855         128,813         121,221         109,604         102,180
Other franchise income...................          1,808           5,196          13,615          13,147           2,688
                                           --------------- --------------- --------------- ---------------- ---------------
     Total operating revenues............   $  1,310,366    $  1,190,914    $  1,091,932      $  972,105      $  812,413
                                           =============== =============== =============== ================ ===============
Operating earnings.......................   $    137,579    $    161,449    $    165,878      $  152,685      $  126,672
Earnings from continuing operations......   $     84,972    $    104,293    $    111,094      $   94,205      $   80,453
Net earnings.............................   $     80,906    $    101,802    $    110,865      $   94,349      $   80,527
Basic earnings from continuing
   operations............................   $       1.15    $       1.33    $       1.36      $     1.14      $     0.96
Diluted net earnings from continuing
   operations............................   $       1.13    $       1.30    $       1.33      $     1.10      $     0.94
Basic net earnings per share.............   $       1.09    $       1.29    $       1.36      $     1.14      $     0.97
Diluted net earnings per share...........   $       1.08    $       1.27    $       1.33      $     1.10      $     0.94
Dividends declared per share.............   $       0.22    $       0.20    $       0.06      $     0.05      $     0.04
Basic weighted average shares
   outstanding...........................         74,001          78,650          81,528          82,944          83,407
Diluted weighted average shares
   outstanding...........................         74,936          80,010          83,600          85,409          85,382

BALANCE SHEET DATA (AT END OF FISCAL YEAR):
Total assets.............................   $    938,185    $    878,637    $    754,800      $  651,078      $  573,647
Long-term debt, including
   current portion, and notes payable....   $    175,185    $    188,367    $     35,694      $   20,862      $   52,563
Stockholders' equity.....................   $    486,654    $    412,610    $    496,727      $  453,143      $  385,201









----------------------------
(1) Beginning in 2006, we began recording  stock-based  compensation  expense in
accordance  with  Statement  of  Financial   Accounting  Standards  No.  123(R),
"Stock-Based Compensation".

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